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                                                                 Exhibit 23 (a)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

HOUSEHOLD INTERNATIONAL, INC.:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3, relating to the offering of up to an aggregate of $500,000,000 of Debt Securities and Warrants to Purchase Debt Securities, Preferred Stock or Common Stock, or any combination of the foregoing, to be filed with the Securities and Exchange Commission on or about January 11, 1995, of our report dated February 1, 1994, included in Household International, Inc.'s Form 10-K for the year ended December 31, 1993, and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Chicago, Illinois
January 11, 1995.